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                                                                      Exhibit 99

CONTACT: Richard H. Roberts
         Senior Vice President and General Counsel
         (423) 636-7000


FOR IMMEDIATE RELEASE

            LANDAIR CORPORATION ANNOUNCES APPOINTMENT OF NEW CFO AND COMPLETES REPURCHASE OF 1,130,281 SHARES OF ITS COMMON STOCK

         GREENEVILLE, TN (June 16, 2000) - Landair Corporation (Nasdaq/NM:LAND) announced today that Andrew J. Mantey has joined the Company as its new CFO, Senior Vice President and Treasurer. Mr. Mantey will also serve as a director of the Company.

         Mr. Mantey joins Landair after serving the past six years as CFO for May Trucking Company. He was formerly Controller for Freymiller Trucking, Inc. and from 1985 to 1990 was a Senior Accountant with Ernst & Young.

         Commenting on this important addition to the management team, Scott M. Niswonger, Chairman and Chief Executive Officer, stated, "We're pleased that someone of Andrew's caliber and experience has chosen to join the Landair team. We expect that he will play a pivotal role in our continuing efforts to bring Landair to the performance levels we believe are possible."

         The Company also announced the repurchase of 1,130,281 shares of its outstanding Common Stock in negotiated transactions with two block holders. The weighted average price paid was $4.27 per share. The transaction consideration totaled approximately $4.8 million. The reacquired shares represented 18.83% of the 6,003,648 shares outstanding.

         Tim Roach, President and COO of Landair, stated, "The decision to buy these shares of Landair Common Stock represents a good value for the Company."

         The repurchase will reduce the number of outstanding shares from 6,003,648 to 4,873,367.

         This press release and statements made by Landair in reports to its shareholders and public filings, as well as oral public statements by Landair representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include, but are not limited to, economic recessions or downturns in business cycles, competition, rapid fluctuations in fuel prices or availability, fluctuation in the frequency and severity of accidents, increases in interest rates and the availability of qualified drivers.




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